Exhibit 99.1
Evelo Biosciences Closes $25.5 Million Private Placement
Restructures and reduces secured debt with Horizon Technology Finance Corporation
Appoints two new members and decreases size of Board of Directors

CAMBRIDGE, Mass., July 12, 2023 (GLOBE NEWSWIRE) -- Evelo Biosciences, Inc. (Nasdaq:EVLO) (the “Company” or “Evelo”), a clinical stage biotechnology company developing a novel platform of orally delivered inflammation-resolving medicines acting on the small intestinal axis (SINTAX), today announces that it closed the previously announced private placement, resulting in gross proceeds of approximately $25.5 million from the sale of 11,025,334 shares of its common stock at a purchase price of $2.31 per share. The offering was led by Evelo’s founder, Flagship Pioneering, with participation from other existing and new investors. Net proceeds from the private placement will be used to fund completion of the Company’s ongoing Phase 2a trial of EDP2939 in moderate psoriasis, to pay down approximately $5 million of debt and for general corporate purposes.

Simba Gill, Ph.D., Evelo’s Chief Executive Officer, said, “We are pleased to secure this financing which provides cash runway past our upcoming Phase 2a trial readout of EDP2939 in moderate psoriasis, expected early in the fourth quarter of this year. EDP2939 is our next-generation product targeting the small intestinal axis (SINTAX) which builds on the previously reported positive Phase 2 dose ranging study of our first generation product (EDP1815) in mild to moderate psoriasis. We believe EDP2939 has the potential for greater activity versus EDP1815, given that it is a purified and higher concentration microbial extracellular vesicle based product which is delivered in a faster release capsule and which better targets the upper part of the small intestine. EDP2939 has the potential, if approved, to be a foundational product for the global treatment of mild and moderate psoriasis patients. Positive Phase 2 data in the ongoing study could also open up potential in other Th17 inflammatory diseases, including many types of arthritis, inflammatory bowel disease and other chronic inflammatory diseases.”

In conjunction with the financing, the Company restructured its existing secured debt with Horizon Technology Finance Corporation (“Horizon”). The principal balance of the loan was reduced by $10 million with the Company paying down $5 million of the loan and Horizon converting $5 million of the loan into equity (at the same price per share as that paid by investors in the private placement). Evelo has agreed to pay down up to an additional $10 million of the loan and Horizon has agreed to convert up to an additional $10 million of the loan to equity, in each case concurrent with future equity financings of the Company.

Concomitant with the financing, Evelo appointed Jeff Moore and Alec Reynolds to its Board of Directors (the “Board”). Jeff is a Senior Vice President at Flagship and brings more than 25 years of financial and operations experience building life science companies and has served in several senior financial and operational roles for a number of public and private companies. Jeff began his career with Price Waterhouse in its Emerging Growth Company practice providing audit and advisory services to private and public life science and technology companies. Alec is the Chief Operating Officer of Flagship’s Pioneering Medicines initiative. Prior to joining Flagship, Alec held senior roles at Celgene, leading teams across operational, clinical, and regulatory areas, and also served as the global project leader for Revlimid in Multiple Myeloma which became a $10 billion revenue per year product. Prior to Celgene, Alec worked at the U.S. Treasury, The Carlyle Group, and Morgan Stanley. With Jeff and Alec joining the Board, four current directors, Theo Melas-Kyriazi, John Hohneker, Iain McInnes and Julie McHugh, have stepped down, reducing the size of the Board to seven directors. Dr. Hohneker and Dr. McInnes will continue as clinical and scientific advisors to the Company.

Robert Rosiello, Evelo’s Chairman, commented, “We welcome Jeff and Alec to the Board. Their experiences in developing clinical programs through approval and in building biotech companies will be valuable to us as we move to our next stage of growth. We thank Julie, Theo, John and Iain for having helped us enormously over many years from our origin to where we are today.”
“We also want to thank Horizon who has been a strong partner to us through the current challenging macro financial markets. We are pleased to have the continued strong support of our founding investor, Flagship Pioneering, as well as other existing and new investors,” continued Mr. Rosiello. “We look forward to our planned Phase 2 clinical data release later this year.”
About Evelo Biosciences

Evelo Biosciences is a clinical stage biotechnology company developing a novel platform of orally delivered anti-inflammatory medicines acting on the small intestinal axis, SINTAX, with systemic therapeutic effects. The small intestine plays a central role in governing inflammation throughout the body. The Company’s product candidates are pharmaceutical preparations of single strains of microbes or their extracellular vesicles ("EVs"). Evelo’s vision is to create therapies that are effective, safe, well-tolerated, and affordable to improve the lives of the billions of people living with inflammatory diseases. If shown to be effective in inflammatory disease mediated by the Th1, Th2 or Th17 inflammatory pathways, these same investigational medicines could be effective in additional inflammatory diseases, such as psoriatic and other forms of arthritis, asthma, allergy, and inflammatory bowel disease.

For more information, please visit www.evelobio.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding the Company’s intended use of net proceeds from the private placement; statements concerning its cash runway; statements concerning the expected timing and advancement of, and data results from, trials and clinical studies involving its product candidates; statements concerning the Company’s focus on its EV platform and the clinical development of EDP2939; statements concerning the prospects of its platform or product candidates; and statements concerning the restructuring of the Company’s secured debt and potential future pay down and conversion of debt to equity. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause Evelo’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These and other important factors discussed under the caption "Risk Factors" in Evelo’s Quarterly Report on Form 10-Q filed with the SEC on May 15, 2023 and its other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While Evelo may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, even if subsequent events cause its views to change.

Contacts

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ir@evelobio.com

Media:
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